[VCA LOGO OMITTED] VETERINARY CENTERS OF AMERICA, INC.
                   12401 West Olympic Blvd.
                   Los Angeles, CA 90064-1002
                   Tel:  (310) 584-6500
                   Fax: (310) 584-6700
                   www.vcai.com



                                PROXY SUPPLEMENT


                                                               September 8, 2000


Dear Stockholder:

     We are providing this letter to you to supplement certain information in our Proxy Statement mailed to you on or about August 15, 2000, in connection with a proposed settlement of the stockholder litigation identified in the Proxy Statement. The parties to the litigation have reached a proposed settlement, which has not yet been reduced to writing, providing for the settlement and dismissal with prejudice of the litigation. In accordance with the proposed settlement, VCA and the other defendants to the litigation, in order to avoid the burden and expense of further litigation and to put to rest all claims arising out of or relating in any way to the Merger, have agreed to the following:

     o The reduction of the Termination Fee set forth in Section 9.3.1 of the Merger Agreement from $10.0 million to $4.0 million;

     o The amendment of the Company's Rights Agreement, dated December 30, 1997, to remove references to "Continuing Directors"; and

     o The mailing of this letter to the Company's stockholders containing revised and/or additional disclosures described below.

     The proposed settlement is subject to a number of conditions, including without limitation, execution of a formal settlement agreement, shareholder vote in favor of the merger, and final court approval of the settlement. There is no assurance that all these conditions will be satisfied. Capitalized terms found in this letter have the same meaning as in the Proxy Statement.



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     o    The first paragraph in the second column on page 2 of the Proxy
          Statement under the section entitled "Questions and Answers About the Merger" is amended with the addition of the following sentence to the end of that paragraph:

          "As of September 8, 2000, no members of management other than Robert
          L. Antin have entered into a voting agreement."

     o The second full paragraph on page 15 of the Proxy Statement under the section entitled "SPECIAL FACTORS - Background of the Merger" is amended with the addition of the following sentence after the third sentence of that paragraph:

          "In particular, as a condition to Green's proposal, Robert L. Antin would be required to continue as Chief Executive Officer of the Surviving Company for a term of at least five years and to make an equity contribution of approximately $2.0 million, or a lesser amount, subject to the consent of Green."

     o The third sentence of the second full paragraph on page 20 of the Proxy Statement under the section entitled "SPECIAL FACTORS - Background of the Merger" is amended and restated in its entirety as follows:

          "In addition, they summarized the terms of the proposed Merger Agreement and discussed the concessions that had been made by Green in the terms of the transaction, which included, among other things, the inclusion as a closing condition of the receipt by VCA of certain financing commitment letters, the reduction of the break-up fee to $10 million, the limited circumstances in which the break-up fee would be payable and the ability of VCA to consider a broader range of alternative acquisition proposals, as compared to what had been originally proposed."

     o The first full paragraph on page 34 of the Proxy Statement under the section entitled "SPECIAL FACTORS - Opinion of Houlihan Lokey Howard & Zukin Capital - Discounted Cash Flow Analysis" is amended and restated in its entirety as follows:

          "DISCOUNTED CASH FLOW ANALYSIS. Houlihan Lokey performed a discounted cash flow analysis for the projected unleveraged after tax cash flows of VCA on a stand-alone basis. In conducting its analysis, Houlihan Lokey relied on certain assumptions, financial forecasts and other information provided by management of VCA for the years ending December 31, 2000 through December 31, 2005. Utilizing such projections, Houlihan Lokey calculated the theoretical unleveraged discounted present value for VCA by adding together the present value of:

          o the projected stream of unleveraged free cash flow through the year 2005 for VCA; and

          o the projected value of VCA at the end of year 2005, or the "terminal value."

          The terminal value was determined using a range of multiples of EBITDA from 6.0x to 7.0x. The unleveraged after-tax discount rates utilized in the discounted cash flow analysis ranged from 13% to 15%.

          The implied control value of VCA based on these projections resulted in a value per share on a fully diluted basis of VCA common stock ranging from $13.77 to $18.54."


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     o    The second paragraph on page 39 of the Proxy Statement under the section entitled "SPECIAL FACTORS - Effects of the Merger" is amended with the addition of the following sentence after the third sentence of that paragraph:

          "As of September 8, 2000 there are no written agreements entered into between Vicar Recap and the Continuing Stockholders with respect to the roll over and assumption of outstanding options."

     o The first sentence of the fifth full paragraph on page 40 of the Proxy Statement under the section entitled "SPECIAL FACTORS - Interests of VCA Directors and Officers in the Merger - Employment Agreements" is amended and restated in its entirety as follows:

          "VCA currently has employment agreements with Robert L. Antin, Arthur
          J. Antin and Neil Tauber, each dated as of February 1, 1997 and each amended as of November 22, 1999, and an agreement with Tomas W. Fuller, dated as of October 13, 1999 (collectively, the "Existing Agreements")."

     o The last bullet point of the first full paragraph on page 40 of the Proxy Statement under the section entitled "SPECIAL FACTORS - Interests of VCA Director and Officers in the Merger - Directors and Executive Officers" is amended and restated in its entirety as follows:

          "subject to the consent of Vicar Recap, receive loans from the Surviving Company or provide other consideration of equivalent value for shares of common stock of the Surviving Company (as of September 8, 2000, Vicar Recap has not consented to the issuance of any such loans to the Continuing Stockholders by the Surviving Company)."

        In addition to the foregoing, we provide the following additional information:

     o All stock options held by the Continuing Stockholders, with the exception of any options assumed by the Surviving Company, with a per share exercise price equal to or greater than $15.00 will be cancelled without any payment or other consideration.

     o Upon the completion of the Merger (after taking into account the issuance of employee stock options and/or permitted purchases of up to 33,333 shares and warrants to be issued in connection with the financing of the Merger), Green Equity Investors III, L.P., along with certain other investors, and the Continuing Stockholders will own, in the aggregate, approximately 94.25% of the common stock of the Surviving Company, on a fully diluted basis.

     o Any reduction in the 133,333 shares of VCA common stock to be contributed by Robert L. Antin shall require an equivalent increase in the contributions to be made by the other Continuing Stockholders.

     THE BOARD OF DIRECTORS, ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE ASSET DROP DOWN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Your vote is important. If you have not yet voted or if you which to change your vote, please complete, sign and return the accompanying proxy card in the enclosed envelope as promptly as possible.

     If you have any questions about the Merger, the Asset Drop Down or the information contained in this letter, you should contact: MacKenzie Partners, Inc., 156 Fifth Ave., New York, New York 10010, telephone (800) 322-2885 or
(212) 929-5500 (call collect).


                                          Sincerely,

                                          /S/ ROBERT L. ANTIN

                                          Robert L. Antin
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

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